                                                                    Exhibit 12.2

                            Paine Webber Group Inc.
               Computation of Ratio of Earnings to Fixed Charges

                           (In thousands of dollars)


                                         Three Months                            Years Ended December 31,
                                        Ended March 31,  ---------------------------------------------------------------------
                                             1997 *         1996 *           1995           1994           1993           1992
                                             ------         ------           ----           ----           ----           ----
Income before taxes                         $160,055     $  558,999     $  102,677     $   44,385     $  407,576     $  339,115
                                            --------     ----------     ----------     ----------     ----------     ----------
Fixed charges:

  Interest                                   542,857      1,971,788      1,969,811      1,428,653      1,130,712        879,242

  Interest factor in rents                    14,248         54,537         59,491         51,102         50,133         45,962
                                            --------     ----------     ----------     ----------     ----------     ----------
  Total fixed charges                        557,105      2,026,325      2,029,302      1,479,755      1,180,845        925,204
                                            --------     ----------     ----------     ----------     ----------     ----------
Income before taxes and
  fixed charges                             $717,160     $2,585,324     $2,131,979     $1,524,140     $1,588,421     $1,264,319
                                            ========     ==========     ==========     ==========     ==========     ==========
Ratio of earnings to fixed charges               1.3            1.3            1.1            1.0            1.3            1.4
                                            ========     ==========     ==========     ==========     ==========     ==========

For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

* Income before taxes includes minority interest in wholly owned subsidiary trusts.